Exhibit 99.1

Nordson Corporation Reports Fiscal 2016 Third Quarter Results with Record Revenue, Operating Profit and Diluted Earnings per Share

  Sales increase 6 percent from prior year’s third quarter to $490 million, inclusive of 4 percent organic growth
  Operating profit grows to $124 million, a 20 percent increase compared to the prior year’s third quarter
  Operating margin expands to 25 percent of sales, a 3 percentage point improvement compared to the prior year’s third quarter
  GAAP diluted EPS grows to $1.46, a 28 percent increase compared to the prior year’s third quarter
  Pro-forma 12 week order rates increase 16 percent over same period a year ago

WESTLAKE, Ohio--(BUSINESS WIRE)--August 22, 2016--Nordson Corporation (Nasdaq: NDSN) today reported results for the third quarter of fiscal year 2016. For the quarter ending July 31, 2016, sales were $490 million, a 6 percent increase from the prior year’s third quarter. This change in sales includes a 4 percent increase in organic volume, a 2 percent increase related to the first year effect of acquisitions, and less than 1 percent negative impact related to the unfavorable effects of currency translation. Operating profit was $124 million, net income was $84 million, and diluted earnings per share were $1.46. Prior year third quarter sales, operating profit, net income and diluted earnings per share were $463 million, $103 million, $69 million and $1.14, respectively. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Nordson delivered record revenue and profitability in the third quarter as our global team continued meeting customer needs across our diverse end markets and driving efficiency throughout our operations,” said Michael F. Hilton, Nordson President and Chief Executive Officer. “We generated very solid organic growth of 4 percent in the quarter compared to a period of robust growth a year ago, outperforming the continuing low-growth global macroeconomic environment. Operating margin in the quarter was 25 percent, a three percentage point improvement compared to the previous year’s third quarter, with incremental operating margin in the quarter of 77 percent and earnings per share growth of 28 percent, both over the prior year third quarter. Shortly after the end of the quarter, Nordson’s Board of Directors increased our dividend by 13 percent, marking the 53rd consecutive year Nordson has raised its annual dividend.”

Third Quarter Segment Results

Adhesive Dispensing Systems organic sales volume increased 4 percent compared to the prior year’s third quarter, with additional volume growth of 1 percent related to the first year effect of the WAFO acquisition. “Strength in consumer non-durable and general product assembly markets in the current quarter helped drive excellent organic growth in this segment for the fifth straight quarter,” said Hilton. Geographically, Europe and the U.S. led the growth. Reported operating margin in the segment was 27 percent in the quarter, or 28 percent on a normalized basis to exclude non-recurring charges related to restructuring initiatives.

Advanced Technology Systems organic sales volume increased 6 percent compared to the prior year’s third quarter, with additional volume growth of 5 percent related to the first year effect of the Liquidyn and MatriX acquisitions. “We generated robust organic growth in the third quarter compared to the prior year based on strong demand for automated and semi-automated dispense equipment in electronic end markets and fluid management components for medical end markets,” said Hilton. Geographically, Japan, Asia Pacific and the United States led the growth. Volume leverage, product mix and continuous improvement initiatives helped drive reported segment operating margin to 31 percent, an increase of seven percentage points compared to the same quarter a year ago.

Industrial Coating Systems sales volume decreased 3 percent from the prior year’s third quarter. “Sales were impacted by very challenging comparisons to the prior year, where total segment volume was up 23 percent at this time a year ago,” said Hilton. “Strength in powder and liquid coating product lines during the current quarter was offset by softness in other product lines. Growth in Europe and the United States was offset by other geographies.” Reported operating margin was 17 percent in the quarter, or 18 percent on a normalized basis to exclude non-recurring charges related to restructuring initiatives.

Detailed results by operating segment and geography are included in the attached tables.

Order Rates and Backlog

Order rates for the 12-week period ending August 14, 2016, measured in constant currency, increased by 16 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2015 acquisitions were owned in both years.

Backlog for the quarter ended July 31, 2016 was approximately $333 million, an increase of 22 percent compared to the same period a year ago, and inclusive of 20 percent organic growth and 2 percent growth due to acquisitions. Backlog amounts are calculated at July 31, 2016 exchange rates.

Outlook

For the fourth quarter of fiscal 2016, sales are expected to increase 6 percent to 10 percent as compared to the fourth quarter a year ago. This growth includes organic volume growth of 5 percent to 9 percent and 1 percent growth from the first year effect of acquisitions. The effect of currency translation is expected to be minimal compared to the prior year based on the current exchange rate environment. At the midpoint of this sales outlook and excluding any potential one-time charges associated with restructuring initiatives, operating margin is expected to be approximately 22 percent, and diluted earnings per share are expected to be in the range of $1.15 to $1.27.

“A strong backlog, solid order rates, and continued customer project activity lead us to forecast robust growth, improved operating margin and higher earnings per share in our fourth quarter compared to the prior year,” said Hilton. “At the low end of our fourth quarter guidance, Nordson is on track to deliver full year records for revenue, operating profit and diluted earnings per share. We’re on pace for full year organic growth of approximately 5 percent compared to the prior year, a strong level reflecting our ability to leverage our technology, service and global footprint in growth niches across the diverse end markets we serve. Over the long term, we remain focused on using tools within the Nordson Business System to drive growth, enhance margins and create sustained shareholder value.”

Nordson will broadcast its third-quarter conference call on its web site at www.nordson.com/investors on Tuesday, August 23, 2016 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Senior Director of Communications & Investor Relations at (440) 414-5639.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2016
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Third Quarter		Year-to-Date
	2016	2015	2016	2015

Net sales	$489,899	$462,731	$1,299,711	$1,242,466
Cost of sales	216,679	214,239	581,179	563,363
Selling & administrative expenses	149,534	145,642	440,964	437,021

Operating profit	123,686	102,850	277,568	242,082

Interest expense - net	(4,471)	(4,393)	(14,989)	(12,558)
Other income (expense) - net	(1,978)	2	551	(787)

Income before income taxes	117,237	98,459	263,130	228,737
Income taxes	33,023	29,071	67,154	67,250

Net Income	$84,214	$69,388	$195,976	$161,487

Return on sales	17%	15%	15%	13%
Return on average shareholders' equity	44%	34%	37%	25%

Average common shares outstanding (000's)	57,085	60,578	57,012	61,235
Average common shares and common share equivalents (000's)	57,616	61,099	57,419	61,759

Per share:

Basic earnings	$1.48	$1.15	$3.44	$2.64
Diluted earnings	$1.46	$1.14	$3.41	$2.61

Dividends paid	$.24	$.22	$.72	$.66

Total dividends	$13,690	$13,350	$41,008	$40,466

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2016
(Unaudited)

CONSOLIDATED BALANCE SHEET
	July 31	October 31
	2016	2015

Cash and marketable securities	$60,294	$50,268
Receivables	412,605	389,550
Inventories	239,611	225,672
Other current assets	57,140	46,101
Total current assets	769,650	711,591

Property, plant & equipment - net	267,567	249,940
Other assets	1,372,308	1,398,913
	$2,409,525	$2,360,444

Notes payable and debt due within one year	$17,615	$23,950
Accounts payable and accrued liabilities	260,805	266,826
Total current liabilities	278,420	290,776

Long-term debt	1,026,553	1,092,643
Other liabilities	292,745	317,009
Total shareholders' equity	811,807	660,016
	$2,409,525	$2,360,444

Other information:

Employees	6,106	6,232

Common shares outstanding (000's)	57,192	57,358

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

THIRD QUARTER PERIOD
Period Ending July 31, 2016
(Unaudited)

	Third Quarter		% Growth over 2015			Year-to-Date		% Growth over 2015
SALES BY BUSINESS SEGMENT	2016	2015	Volume	Currency	Total	2016	2015	Volume	Currency	Total

Adhesive dispensing systems	$220,800	$211,649	4.6%	-0.3%	4.3%	$645,269	$609,135	8.5%	-2.6%	5.9%
Advanced technology systems	205,372	184,888	11.4%	-0.3%	11.1%	481,787	446,588	9.0%	-1.1%	7.9%
Industrial coating systems	63,727	66,194	-2.6%	-1.1%	-3.7%	172,655	186,743	-5.3%	-2.2%	-7.5%

Total sales by business segment	$489,899	$462,731	6.3%	-0.4%	5.9%	$1,299,711	$1,242,466	6.6%	-2.0%	4.6%

	Third Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2016	2015				2016	2015

Adhesive dispensing systems	$60,423	$54,854				$173,760	$148,963
Advanced technology systems	63,115	44,633				109,819	96,221
Industrial coating systems	10,612	12,326				25,082	27,604
Corporate	(10,464)	(8,963)				(31,093)	(30,706)

Total operating profit by business segment	$123,686	$102,850				$277,568	$242,082

	Third Quarter		% Growth over 2015			Year-to-Date		% Growth over 2015
SALES BY GEOGRAPHIC REGION	2016	2015	Volume	Currency	Total	2016	2015	Volume	Currency	Total

United States	$135,067	$129,290	4.5%	-	4.5%	$383,720	$392,144	-2.1%	-	-2.1%
Americas	30,534	34,929	-7.1%	-5.5%	-12.6%	90,823	94,225	4.5%	-8.1%	-3.6%
Europe	128,583	120,580	7.6%	-1.0%	6.6%	374,234	334,244	15.9%	-3.9%	12.0%
Japan	34,709	26,647	12.5%	17.8%	30.3%	83,578	76,679	1.1%	7.9%	9.0%
Asia Pacific	161,006	151,285	8.7%	-2.3%	6.4%	367,356	345,174	9.4%	-3.0%	6.4%

Total Sales by Geographic Region	$489,899	$462,731	6.3%	-0.4%	5.9%	$1,299,711	$1,242,466	6.6%	-2.0%	4.6%

	Third Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2016	2015				2016	2015

Net income	$84,214	$69,388				$195,976	$161,487
Depreciation and amortization	17,662	16,849				52,824	49,071
Other non-cash charges	4,455	3,264				13,213	14,515
Changes in operating assets and liabilities	(38,485)	(39,643)				(67,279)	(57,779)
Net cash provided by operating activities	67,846	49,858				194,734	167,294

Additions to property, plant and equipment	(19,931)	(12,715)				(45,452)	(48,898)
Proceeds from the sale of property, plant and equipment	173	67				1,044	488

Free cash flow before dividends	$48,088	$37,210				$150,326	$118,884

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING AUGUST 14, 2016
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	2%	United States	9%
Advanced technology systems	29%	Americas	7%
Industrial coating systems	36%	Europe	-6%
		Japan	37%
Total	16%	Asia Pacific	46%

		Total	16%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2015 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

THIRD QUARTER PERIOD
Period Ending July 31, 2016
(Unaudited)

	Third Quarter		Year-to-Date
	2016	2015	2016	2015

Diluted EPS as reported (U.S. GAAP)	$1.46	$1.14	$3.41	$2.61

Short-term inventory purchase accounting adjustments	-	-	0.02	0.01
Severance and restructuring	0.02	0.03	0.05	0.03
Litigation settlement	-	-	(0.01)	-
Pension settlement expense	-	(0.01)	-	0.02
Discrete tax items	(0.03)	-	(0.19)	(0.04)
Other pre-tax items related to discrete tax benefits	0.02	-	(0.01)	-

Diluted EPS as adjusted (Non-GAAP)	$1.47	$1.16	$3.27	$2.63

Adjusted EPS and operating margin are not measurements of financial performance under GAAP, and should not be considered as alternatives to EPS and operating margin determined in accordance with GAAP. Management believes that EPS and operating margin as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Senior Director, Communications & Investor Relations
Jim.Jaye@nordson.com